                                                                 EXHIBIT 10.5




                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE I                 CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II                PURCHASE, SALE AND DELIVERY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 2.1      Purchased Assets and Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 2.2      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.3      Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.4      Allocation Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.5      Accounts Receivable, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.6      Mail Received After Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.7      Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III               LIABILITIES AND OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.1      Obligations Assumed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.2      Liabilities Not Assumed by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE IV                REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES  . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.1      Corporate Status and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.2      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.3      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.4      Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.5      Broker Involvement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.6      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.7      Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.8      Continuity Prior to Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 4.9      Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.10     Trademarks, Trade Names and Intellectual Property . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.11     All Assets of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.12     Financial Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.13     Condition of Fixed Assets and Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.14     No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.15     Employees and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.16     No Material Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.17     Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.18     Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.19     WARN Act Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.20     Government Licenses, Permits and Related Approvals  . . . . . . . . . . . . . . . . . . . .  18
         Section 4.21     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.22     Backlog . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.23     Safety Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         Section 4.24     Investment Intention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.25     Transactions with Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.26     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.27     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.28     Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.29     Change in Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.30     COBRA Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.31     Warranty and Return Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.32     Product Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.33     Houston Facility; Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.34     Future Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.35     Certificates of Occupancy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE V                 REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.1      Corporate Status and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.2      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.3      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.4      Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.5      Broker Involvement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VI                COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.1      Regular Course of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.2      Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.3      Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.4      Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.5      Further Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 6.6      Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.7      Employee Termination; COBRA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.8      Transition Employees, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.9      Representation Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.10     Necessary Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VII               INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.1      Seller's Indemnity Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.2      Buyer's Indemnity Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.3      Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.4      Arbitration of Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 7.5      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.6      Right of Offset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.7      Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


ARTICLE VIII              CONDITIONS PRECEDENT TO CLOSING: TERMINATION  . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 8.1      General Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 8.2      Reasons for Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 8.3      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE IX                ACTIONS TO BE TAKEN AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 9.1      Actions to be Taken by Seller at the Closing  . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 9.2      Actions to be Taken by Buyer at the Closing . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.3      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE X                 COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE XI                GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 11.1     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 11.2     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.3     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.4     Waivers and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.5     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.6     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.7     Compliance with Bulk Sales Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.8     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.9     Governing Law; Settlement of Disputes.  . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.10    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.11    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 11.12    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE XII               COVENANTS NOT TO COMPETE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 12.1     Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 12.2     Relinquishment of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


                                   SCHEDULES

                                                                                      Page
                                                                                      ----
Schedule 2.1(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Schedule 2.1(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Schedule 2.1(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Schedule 2.1(d) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Schedule 2.1(e) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Schedule 2.1(g) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Schedule 2.1(h) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Schedule 2.1(i) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Schedule 2.1(j) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Schedule 2.1(l) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Schedule 2.1(o) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Schedule 3.2(r) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Schedule 2.5(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Schedule 3.1(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Schedule 3.3(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Schedule 4.3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Schedule 4.6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Schedule 4.7  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Schedule 4.8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Schedule 4.9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Schedule 4.13 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Schedule 4.14 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Schedule 4.15 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Schedule 4.18 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Schedule 4.28 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Schedule 4.20 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Schedule 4.21 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Schedule 4.22 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Schedule 4.23 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Schedule 4.25 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Schedule 4.31 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Schedule 4.32 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Schedule 6.8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                    EXHIBITS


Exhibit A-1               7-year Subordinated Secured Note and Security Agreement

Exhibit A-2               4-year Subordinated Inventory Note and Security Agreement

Exhibit B                 Environmental Remediation Agreement

Exhibit C                 Deed of Trust

Exhibit D                 Special Warranty Deed

Exhibit E                 Non-Competition Agreement

Exhibit F                 Subordination Agreement

Exhibit G                 Loan Agreement with Texas Commerce Bank


                            ASSET PURCHASE AGREEMENT


                 This Asset Purchase Agreement ("Agreement") is made this 27th day of November, 1995 by and among DAN-LOC Bolt & Gasket, Inc., a Texas corporation ("Buyer"), Daniel Industrial, Inc., a Delaware corporation ("Seller"), Daniel Industries Canada, a partnership formed under the laws of Alberta, Canada ("Dan Can"), and Daniel Industries, Inc., a Delaware corporation and the sole shareholder of Seller ("Daniel"; Daniel, Dan Can and Seller are collectively called the "Seller Parties").

                 WHEREAS, Seller is engaged in the business (the "Business") of assembling, manufacturing, marketing, selling, servicing, and repairing bolts, flanges, gaskets and related products; and

                 WHEREAS, Buyer wishes to purchase and assume from Seller, and Seller wishes to sell, transfer, assign and deliver to Buyer, the Purchased Assets (hereinafter defined) and the Assumed Liabilities (hereinafter defined);

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, indemnities and agreements stated herein, the parties hereto agree as follows:


                                   ARTICLE I

                                    CLOSING

                 Section 1.1 Closing. The closing of the purchase and sale provided for herein (the "Closing") shall take place at 9:30 a.m. Houston time on November 28, 1995 at the offices of Winstead Sechrest & Minick P.C., Houston, Texas, or if the conditions to Closing set forth in Article VIII hereof shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or such other date and time as shall be agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the "Closing Date".


                                   ARTICLE II

                          PURCHASE, SALE AND DELIVERY

                 Section 2.1 Purchased Assets and Excluded Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, indemnities and agreements hereinafter set forth, at the Closing, Seller, Daniel, and Dan Can shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller and Dan Can, the rights of Seller and Dan Can in and to the following assets and properties (collectively, the "Purchased Assets"):

                 (a) All inventories of finished products, work in process, raw materials, supplies and packing and shipping material as of the Closing Date, provided, in the case of Dan Can, such inventories shall be limited to those located at or exclusively used in connection with the Edmonton bolt, flange and gasket business of Dan Can (collectively, the "Inventory"), a summary of such raw materials, finished products and work in process as of September 30, 1995 (except with respect to Dan Can which would be as of October 31, 1995) is attached as Schedule 2.1(a) which such list shall be updated as of the Closing Date in accordance with the terms hereof. A complete list of finished goods, work in process and raw materials as of the Closing Date will be provided, including a segregated list of Inventory securing the 4-year Subordinated Inventory Note, hereinafter defined;

                 (b) All accounts receivable of Seller and Dan Can for the sale of finished Inventory as to which title has passed to the purchaser thereof as of the Closing Date (the "Accounts Receivable"), a listing of which as of September 30, 1995 (except with respect to Dan Can which is as of October 31, 1995) is attached as Schedule 2.1(b), which such list shall be updated as of the Closing Date in accordance with the terms hereof;

                 (c) All tools, equipment, machinery, dies, patterns, furniture, fixtures, store equipment, automobiles, trucks, service equipment, computer equipment and leasehold improvements and such additional personal property, including, without limitation, equipment records, racks and forklift maintained at the Jensen Drive location, installations, fixtures, leasehold improvements, furniture and carpeting, but excluding Inventory owned by Seller or owned by Dan Can and located at or exclusively used in connection with the Edmonton bolt, flange and gasket business of Dan Can (collectively, the "Fixed Assets") with respect to, or for use in connection with, the operation of the Business or located in or upon the Houston Facility, defined below, or the manufacturing, warehouse and other facilities used by Seller or Dan Can, located in Houston, Texas, Edmonton, Alberta, Canada, and Los Angeles, California (the "Other Facilities" together with the Houston Facility, the "Facilities"), a listing of which as of September 30, 1995 is attached as Schedule 2.1(c), which such list shall be updated as of the Closing Date in accordance with the terms hereof;

                 (d) All contracts and agreements in existence on the Closing Date (the "Contracts") relating to the Seller, the Purchased Assets or the Business (including, without limitation, distribution contracts, and agreements relating to the confidentiality of information or limiting employees, former employees or others from competing in any line of the Business), but excluding Purchase and Sales Contracts and Leases, a listing of which as of September 30, 1995 is attached as Schedule 2.1(d), which such list shall be updated as of the Closing Date in accordance with the terms hereof;

                 (e) Each purchase or sales order or other contract, agreement or commitment for the purchase or sale of Inventory that was entered into in the ordinary course of business before the Closing Date and is unfilled as of the Closing Date ("Purchase and

         Sales Contracts"), a list of which (i) in effect as of the Closing Date and (ii) involving $1,000 or more in effect as of Closing Date shall be set forth on Schedule 2.1(e) and provided as of the Closing Date.

                 (f) Express or implied warranties, if any, from the suppliers of Seller or Dan Can, manufacturers or others with respect to the Purchased Assets;

                 (g) All intellectual property, including patents, trademarks, trade names, including without limitation the names DAN-LOC Corporation and DAN-LOC Bolt & Gasket, Inc., copyrights, blueprints, drawings, proprietary methods and know-how, computer software and similar items, together with any goodwill associated therewith and all rights of action on account of past, present, and future unauthorized use or infringement thereof, provided, in the case of Dan Can, such intellectual property shall be limited to property rights as are located or exclusively used in connection with the Edmonton office and the bolt, flange and gasket business of Dan Can.
         A listing of such patents, trademarks, trade names, registered copyrights and computer software is attached as Schedule 2.1(g) which list shall be updated as of the Closing Date in accordance with the terms hereof;

                 (h) The leases of real property (the "Leases") necessary for the use and operation of the Business including leases on certain of the Facilities, a listing of which is set forth on Schedule 2.1(h);

                 (i) The manufacturing, warehouse and other facilities of Daniel located at 725 N. Drennan, Houston, Texas 77003, including the real property described in Schedule 2.1(i), together with all buildings, structures, installations, fixtures and other improvements appurtenant thereto or situated thereon, and all other rights and interests of Seller pertaining thereto (the "Houston Facility");

                 (j) Deposits, petty cash, and other current and prepaid assets as they existed on the Closing Date, provided, in the case of Dan Can, such items shall be limited to those relating to the bolt, flange and gasket business of Dan Can, a listing of which as of September 30, 1995 is attached hereto as Schedule 2.1(j) which list shall be updated as of the Closing Date in accordance with the terms hereof;

                 (k) All books, operating and financial records, correspondence, files, customer and vendor lists and other data (collectively "Business Records") pertaining primarily to the Business, except that Buyer shall only be provided copies of all tax records, the original of which will be maintained by Seller and Dan Can; provided, however, for a period of ten years after the Closing (or such later date as is necessary to finally resolve any claims of any governmental agency) the Seller shall be given access during regular business hours to the Business Records and shall have the right to copy, at the Seller's expense, any such Business Records, and Buyer shall have access during regular business hours to all original tax records. Seller further agrees not to destroy any such tax records and shall turn such tax records over to Buyer when no longer needed by Seller;

                 (l) To the extent transferable, all of Seller's and Dan Can's rights in all governmental licenses, permits and authorizations (and applications for any of the foregoing) necessary for the operation of the Business, including those listed on Schedule 2.1(l);

                 (m) All property and other rights incident or attributable to the foregoing interests, including, without limitation, all of the Seller's right, title and interest in and to originals (or, to the extent that originals are not available, copies) of all books, records, reports, files, contracts, evidence of title, surveys and similar documents or materials that relate to the foregoing interests, including, without limitation, the construction, use, maintenance, operation or administration thereof, or that would constitute evidence of ownership thereof (collectively, the "Records").

         In addition, Daniel shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Daniel, the rights of Daniel in and to the Houston Facility and the U.S. Trademark "DAN-LOC" (which shall be deemed a part of the Purchased Assets).

         It is hereby agreed that all items contained in any schedules set forth in this Article II shall be updated by Seller within fifteen days after the Closing Date to reflect their status as of the Closing Date.

         Notwithstanding the foregoing, the Purchased Assets shall not include, and Buyer will not purchase, (i) any insurance policies or insurance contracts,
(ii) the outstanding capital stock of Daniel Bolt & Gasket Ltd. and the partnership interest of Daniel Bolt & Gasket Ltd. in Dan Can, (iii) any and all rights to the name "Daniel", (iv) the minute books and stock records of Seller,
(v) notes or accounts receivable from employees or shareholders of Seller, (vi) the assets listed on Schedule 2.1(o), including without limitation, certain of Seller's assets used by Seller in connection with Seller's operations in the United Kingdom or assets, the nature of which was not included in preparing the Simmons Memorandum, defined below, and (vii) any rights to or obligation under the employment/royalty agreements with Mr. Lamont Harrelson and Mr. Pat Bullard (collectively, the "Excluded Assets").

         Section 2.2 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") is $17,500,000, subject to adjustment pursuant to
Section 2.3 below.  At the Closing, Buyer shall deliver to the Seller Parties:
(i) $8,000,000 (the "Cash Purchase Price") by wire transfer of immediately available funds to the account designated in writing by Seller and (ii) two promissory notes of Buyer, payable to Seller (the "Notes"), in substantially the forms of Exhibits A-1 (the "7-year Subordinated Secured Note") in the principal amount of $6,000,000 and A-2 (the "4-year Subordinated Inventory Note"), in the principal amount of $3,500,000.

         Section 2.3 Price Adjustment. Following the Closing, the Purchase Price shall be adjusted (the "Post-Closing Adjustment") if the Net Assets as of the Closing Date, exclusive of changes in accumulated depreciation and amortization, differs upwards or downwards, from $26,054,000, which represents the Net Assets as of August 31, 1995, as set forth in the revised Memorandum (the "Simmons Memorandum") prepared by Simmons & Company (the "Benchmark Calculation"). In determining the Closing Date Balance Sheet, any orders from Daniel or any of its affiliates constituting any portion of the backlog would be repriced to reflect prices agreed to herein for each particular contract constituting such portion of the backlog. Additionally, Seller agrees to cause a reserve to be included in Accrued Liabilities on the Closing Date Balance Sheet to (i) increase the profitability of Aramco Order No. 242144 by $33,000 and (ii) provide for the repairs (the "Repairs") in the aggregate amount of $79,246 (reduced by any amounts paid prior to the Closing Date to complete the Repairs) in accordance with Schedule 3.2(r). "Net Assets" is the Purchased Assets, less the Assumed Liabilities. The Post-Closing Adjustment to the Purchase Price shall be effected as follows:

                 (a) As soon as practicable, but not later than 60 business days after the Closing Date, at Buyer's expense, Buyer (with Seller having the right to participate at its expense) shall prepare a balance sheet (the "Closing Date Balance Sheet") setting forth the Net Assets as of the Closing Date, prepared consistently with principles and practices used by Seller prior to Closing and used by Seller in preparing the Simmons Memorandum which such principles and practices shall be, except for valuation of inventory, in accordance with generally accepted accounting principles consistently applied on a going concern basis. The accrued personal property and real estate taxes reflected on the Closing Date Balance Sheet for taxes to be paid by Buyer will be based on a pro rata share of actual taxes for the year. Buyer may, after Closing, conduct (with Seller having the right to participate) a physical inventory as of the Closing Date of the Inventory (or any part thereof) or any other Purchased Asset for this purpose. Within 30 days following the delivery of the Closing Date Balance Sheet, Seller shall notify Buyer whether it agrees or disagrees with the determination set forth therein. If Seller disagrees with such determination set forth therein and Buyer and Seller do not resolve such disagreement within 30 days after Seller notifies Buyer of its disagreement, either Buyer or Seller may cause the Closing Date Balance Sheet to be audited, and the Net Assets as of the Closing Date to be determined, by the Houston, Texas office of the accounting firm of Ernst & Young or such other firm of independent public accountants of national reputation mutually acceptable to Buyer and Seller (the "Independent Accounting Firm"). Buyer and Seller agree to cooperate with each other and each other's authorized representatives and with the Independent Accounting Firm pursuant to this Section 2.3(a) in order that any and all matters in dispute shall be resolved as soon as practicable. The determination by such Independent Accounting Firm shall be final and binding on Buyer and Seller, and shall not be appealable to any court or otherwise, and the fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. If the Net Assets as of the Closing Date, as finally determined by this Section 2.3 is greater than $26,054,000,
         (i) to the extent such excess is attributable to employee-related expenses, such excess shall be paid in cash by Buyer to Seller; and
         (ii)
         to the extent such excess is due to any other factor, then such excess amount shall increase the principal due under the 7-year Subordinated Secured Note. If the Net Assets as of the Closing Date, as finally determined by this Section 2.3 is less than $26,054,000, then such deficiency amount shall be refunded by Seller to Buyer in cash. In any case when the principal amount on the 7-year Subordinated Secured Note is adjusted pursuant to this Section 2.3(a), then the interest on such 7-year Subordinated Secured Note shall be calculated from the Closing Date on the adjusted note amount. Any adjustment in the principal amount of the 7-year Secured Subordinated Note or refunded in cash contemplated by this Section 2.3 shall be made on or before the fifth business day following the final determination of Net Assets as of the Closing Date. If the principal amount of the 7-year Secured Subordinated Note is increased, Buyer shall deliver to Seller a new 7-year Secured Subordinated Note in the increased principal amount in exchange for the old 7-year Secured Subordinated Note, the principal amount of which has been increased.

                 (b) Any payment required to be made by Seller or Buyer pursuant to Section 2.3(a) hereof shall bear interest from the Closing Date through the date of payment at the publicly announced prime interest rate of Texas Commerce Bank in effect from time to time from the Closing Date to the date of such payment.

                 (c) Buyer and Seller agree that the sole purpose of preparing the Closing Date Balance Sheet shall be to implement the adjustment contemplated in this Section 2.3, and neither the existence of any liability or obligation reflected in the Closing Date Balance Sheet nor any decline in the amount of Net Assets from that reflected on the Benchmark Calculation shall in and of itself constitute a breach by Seller of any of the representations and warranties contained in Article IV. If any claim under any Section of Article IV hereof arises and an adjustment to the Cash Purchase Price under this
         Section 2.3 relating to or arising out of such claim has previously been made with respect to such claim, then to the extent of such adjustment, neither Buyer nor Seller shall be entitled to indemnification under any of such Sections.

         Section 2.4 Allocation Reporting. As soon as practicable after the Closing, Buyer shall prepare or cause to be prepared a written statement setting forth the allocation of the consideration (including the Cash Purchase Price and any adjustments thereto and the principal amount of the Promissory Notes) deemed to have been paid for federal income tax purposes by Buyer to Seller pursuant to this Agreement. The Parties shall undertake in good faith to agree on such allocation as soon as practicable; provided, that, in the event Seller and Buyer shall be unable to agree on such allocation within 30 days after it is first submitted to Seller, the parties shall jointly engage the Independent Accounting Firm to make its independent determination with respect to the issues in dispute and the amounts related thereto. Each of Seller and Buyer shall bear and pay one-half of the fees and other costs charged therefor by the Independent Accounting Firm. For federal income tax purposes (including Buyer's and Seller's compliance with the reporting requirements of Section 1060 of the Internal Revenue Code), each of Seller and Buyer hereby agree to use the allocation as so agreed to by them and to cooperate in good faith with each other in connection with the preparation and filing of any information required to be furnished to the Internal Revenue Service under
Section 1060 of the Internal Revenue Code and any applicable regulations thereunder.

         Section 2.5      Accounts Receivable, etc.

                 (a) Seller and Dan Can agree that on and after the Closing Date, Buyer shall have the right and authority to collect all Accounts Receivable, and, if necessary, to endorse with the name of Seller and Dan Can any checks received on account of any such receivables or other items. Seller and Dan Can will transfer to Buyer any cash or other property which they may receive in respect of such Accounts Receivable.

                 (b) On or subsequent to 90 days from the Closing Date, Buyer shall give Seller and Dan Can written notice of those Accounts Receivable previously transferred to Buyer pursuant to this Agreement which have not been collected by Buyer or for which the obligor has not made arrangements reasonably satisfactory to Buyer for payment in full. The notice shall identify the account and the amount outstanding for such account. Seller and Dan Can agree to pay to Buyer, within 30 days of its receipt of such notice, an amount equal to the aggregate amount of such identified accounts sold by Seller and Dan Can, respectively to Buyer, net of any reserves included in the Closing Date Balance Sheet. Upon receipt of such payment Buyer shall assign and transfer such accounts to Seller, or Dan Can, as the case may be, by instruments or documents reasonably satisfactory to Seller and Dan Can, as the case may be. Any amounts thereafter received by Buyer with respect to such transferred accounts shall be delivered to Seller and Dan Can. Buyer agrees to use its reasonable efforts, consistent with its own collection practices, to collect the Accounts Receivable transferred to Buyer pursuant to this Agreement, and will not write off any Accounts Receivable against the reserve set forth on the Closing Date Balance Sheet during the first 90 days from the Closing Date. Payments by the obligors of such receivables shall first be applied to the oldest outstanding receivables of such obligor, unless any such receivables are being disputed by such obligors. In the event any Accounts Receivable are resold to Seller or Dan Can pursuant to this provision, Buyer shall provide monthly certificates to Seller and Dan Can with respect to amounts collected by Buyer during the preceding calendar month from the obligors on any such Accounts Receivable, together with an amount in cash equal to such amounts so collected until such time as the full amount of any such Account Receivable so returned to Seller and Dan Can shall have been satisfied in full. Seller shall have such rights to inspect Buyer's books and accounts as may be necessary to ensure that Buyer has complied with the provisions of this Agreement.

                 (c) From and after the Closing, Buyer shall be paid all amounts received at any and all lockboxes of Seller at the banks listed on Schedule 2.5(c) ("Lockbox Banks"). Seller shall instruct each Lockbox Bank to pay all such receipts to Buyer and to give control over such lockbox to Buyer, provided that the amounts attributable to Accounts Receivable repurchased by Seller shall be remitted by Buyer to Seller.

         Section 2.6 Mail Received After Closing. Following the Closing, Buyer may receive and open all mail addressed to Seller and, to the extent that such mail and the contents thereof relate to the Business or the Purchased Assets, deal with the contents thereof at its discretion. Buyer shall promptly notify Seller of (and provide Seller complete copies of) any mail that on its face obliges any Seller Party to take any action or indicates that action may be taken against any of them and will promptly forward to Seller any mail applicable solely to Seller or the Excluded Assets.

         Section 2.7 Full Access. From and after the date hereof and until the Closing or the termination of this Agreement, (1) Buyer and its authorized representatives shall have full access during normal business hours to all properties, personnel, books, records, contracts, and documents of the Seller, and Seller and Daniel shall furnish or cause to be furnished to Buyer and its authorized representatives all information with respect to the affairs and business of the Seller as Buyer may reasonably request, and (2) the Seller shall provide Buyer with an office at the Seller's Houston Facility. Until Closing, Buyer agrees it will not direct the operations of the Business.


                                  ARTICLE III

                          LIABILITIES AND OBLIGATIONS

         Section 3.1 Obligations Assumed. As part of the consideration for the Purchased Assets from and after the Closing Date, Buyer shall assume, fully perform, and timely discharge (i) all debts, obligations and liabilities of Seller or Dan Can under the trade accounts payable listed on the Closing Date Balance Sheet (the "Accounts Payable"), (ii) the accrued liabilities listed on the Closing Date Balance Sheet and of the same nature as the accrued liabilities at August 31, 1995, as set forth on Schedule 3.1(a) hereto including performance of the Repairs (the "Accrued Liabilities"), (iii) all debts, obligations and liabilities of Seller or Dan Can that accrue or are otherwise attributable to periods after the Closing Date under the Contracts listed in Schedule 2.1(d) (as updated through the Closing Date), pursuant to Purchase and Sales Contracts listed on Schedule 2.1(e), and under Leases listed on Schedule 2.1(h), (iv) except with respect to products that have been manufactured, assembled and tested prior to the Closing Date, all liabilities, damages or obligations relating to any litigation, claim, suit or proceedings with respect to the Business for product liability and product warranties, in each case for products sold by the Business on or after the Closing Date (the "Assumed Liabilities"), (v) any and all liabilities arising out of any governmental compliance, enforcement or regulatory action, suit or claim or any claim by any person or entity arising out of the operation of the Business or the Purchased Assets on or after the Closing Date, and (vi) any liability under agreements relating to Seller's employment of temporary employees, but only to the extent such liability arises as a result of Buyer's employment of such temporary employees..

         Section 3.2 Liabilities Not Assumed by Buyer. Except for the Assumed Liabilities, Seller shall pay and discharge in due course all of its liabilities, debts and obligations, whether known or unknown, whether or not listed on any Schedule to this Agreement, now existing or hereafter arising, contingent or liquidated (the "Retained Liabilities"), and neither Buyer nor any of its Affiliates shall assume, or in any way be liable or responsible for any of the Retained Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

                 (a) except to the extent included in Accrued Liabilities on the Closing Date Balance Sheet, any liability or obligation for any and all Taxes of, or pertaining or attributable to, (i) Seller or (ii) the Business or the Purchased Assets for any period or portion thereof that ends on or before the Closing Date for which liability is or may be sought to be imposed on Buyer under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

                 (b) any and all liabilities arising from or under any Environmental Laws, as hereafter defined, arising from events, conditions, circumstances, acts or omissions: (i) on or prior to the Closing Date with respect to the Purchased Assets or any Facility; and
         (ii) on, prior to, or after the Closing Date with respect to the Excluded Assets or any other assets or business of Seller;

                 (c) Any liability or claim with respect to accidents or occurrences arising in connection with the operation of the Business on or before the Closing Date.

                 (d) Any product liability claims relating to products manufactured or sold in the Business on or before the Closing Date.

                 (e) Any claims (including severance claims) relating to the termination of employment of any employee of Seller on or prior to the Closing Date (including any such termination deemed to have occurred upon the transfer of any such employee from Seller to Buyer.)

                 (f) Any claims made by any employee or former employee of Seller who is not employed on or after the Closing Date by Buyer or any Affiliate of Buyer.

                 (g) Except to the extent included in Accounts Payable or Accrued Liabilities on the Closing Date Balance Sheet, the following claims relating to employees or former employees of Seller:

                          (i) All liabilities incurred on or prior to the Closing Date (including medical expenses) resulting from workers' compensation claims brought by employees or former employees of Seller, whether or not such employee or former employee is later employed by Buyer;

                          (ii) all liabilities incurred on or prior to the Closing Date to pay hospitalization, medical or dental expenses of employees or former employees of

                 Seller for services performed on or prior to the Closing Date (whether or not such employee or former employee is later employed by Buyer);

                          (iii)   All liabilities relating to li):

 to the Closing Date;

                          (iv) all liabilities incurred on or prior to the Closing Date relating to any employee or former employee who is certified on or prior to the Closing Date as being eligible for long-term disability;

                          (v) liabilities and obligations of Seller as of the Closing Date relating to employee compensation (whether or not an employee or former employee is later employed by Buyer), including any accrued but unearned vacation, and, therefore, not paid by Seller on the Closing Date;

                          (vi)    all liabilities resulting from
                 employment-related claims brought by employees or former employees of Seller (whether or not such employee or former employee is later employed by Buyer) if such employment-related claims arise from occurrences or omissions transpiring on or prior to the Closing Date, including, without limitation, claims alleging violations of the following: (1) employment discrimination law; (2) labor law;
                 (3) affirmative action, government contract or contract compliance law; (4) occupational safety or health, safe work place or employee right-to-know law; (5) unemployment compensation law; (6) workers' compensation law; (7) laws (including statutory and case law) prohibiting wrongful discharge of employees, whether based on express or implied contracts, public policy, bad faith, tort, illegal retaliation or other theories; (8) laws governing wage and hour matters;
                 (9) immigration law; (10) common law employment-related tort claims, including, without limitation, defamation, invasion of privacy, intentional infliction of emotional distress, fraud and misrepresentation and negligent hiring; (11) plant closing and mass lay-off laws; (12) laws relating to an employee's right to continued coverage under a group health insurance plan; and (13) ERISA (as hereinafter defined);

                          (vii) post-retirement benefits provided under Seller's benefit plans; and

                          (viii) all liabilities of Seller as of the Closing Date related to the payroll and unemployment compensation taxes of Seller.

                          (ix) Any liability under any employee benefit plan maintained or contributed to by Seller.

                 (h) Any liability of Seller for income taxes, franchise taxes or other liabilities for taxes.

                 (i) Any cause of action or judicial or administrative action, suit, proceeding or investigation arising out of the Business and relating to periods prior to the Closing Date.

                 (j) Any and all liability arising out of any governmental compliance, enforcement or regulatory action, suit or claim or any claim by any person or entity arising out of the operation of the Business or the Purchased Assets on or prior to the Closing Date.

                 (k) Any infringement of the rights of any other person or entity arising out of the use of any of the Purchased Assets on or prior to the Closing Date.

                 (l) Any liability or obligation arising out of Seller's breach, nonperformance or defective performance of the Contracts on or prior to the Closing Date.

                 (m) Except to the extent included in Accounts Payable or Accrued Liabilities on the Closing Date Balance Sheet, bank overdrafts and other liabilities to banks for money borrowed.

                 (n) Any amounts due to Messrs. Harrelson and Bullard for royalties, non-compete provisions, employment or consulting contracts, etc.

                 (o) Any liability or obligation arising out of any Seller Party's failure to obtain any certificate of occupancy relating to any Facility.

                 (p) Any liability arising out of agreements relating to Seller's employment of temporary employees, provided, however, that Seller shall not be liable for any amounts arising as a result of Buyer's employment of such temporary employees.

                 (q) Except to the extent included in Accrued Liabilities on the Closing Date Balance Sheet, any liability for commissions, whether accrued or to be paid, arising out transactions by Seller prior to the Closing Date and commissions relating to sales to Aramco Services in connection with purchase orders in process at the Closing Date and shipped thereafter.

         Section 3.3      Warranty and Interim Period Benefit Plans.

                 (a) Seller represents that in the past, in addition to its written policy concerning warranties, it has provided warranty work on a case-by-case basis, using its business judgment in determining whether such warranty work should be provided, including, without limitation, evaluating the customer involved, the type and cause of warranty work, and the effect of providing or not providing such warranty work upon the Business. For the period during which the existing warranty obligations of Seller are in effect, whether as a result of written policies or Seller's past business practices, if any customer of Seller is entitled to, and does, seek warranty work, pursuant to such obligations on any item sold by Seller prior to the Closing Date, Buyer shall provide such warranty work on such item for Seller's account. Buyer shall use its business judgment in determining whether to provide such warranty work, utilizing similar considerations as it would with respect to Inventory manufactured and sold by Buyer after the Closing, as Seller utilized prior to the Closing Date, provided that Buyer shall give written notice prior to performing any such warranty work where the amount to be paid by Seller to Buyer for such work is expected to exceed $5,000. Seller shall pay Buyer for such work an amount equal to the actual out-of-pocket cost (the calculation of which Seller shall have the right to review), including salaries of employees actually performing work, of such work.

                 (b) For the period commencing on the Closing Date and terminating at 12:01 A.M. on January 1, 1996 (the "Interim Period"), Seller, and Dan Can shall make available to all of Buyer's employees who were employed by Seller or Dan Can, as the case may be, prior to the Closing, coverage pursuant to the health, life insurance, dental, major medical and any and all other plans of Seller or Dan Can, as the case may be related to an employee's health benefits (a schedule of which is set forth on Schedule 3.3(b)). Buyer shall reimburse Seller or Dan Can, as the case may be, for the costs of such benefits within 20 business days after receipt of Seller's or Dan Can's invoice for costs incurred in maintaining such benefits for such employees during the Interim Period.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

                 The Seller Parties represent and warrant to Buyer the following:

         Section 4.1 Corporate Status and Good Standing. Each of the Seller and Daniel is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority under its charter and by-laws to own and lease its properties and to conduct business as the same exists. Dan Can is validly existing as a partnership under the laws of the Province of Alberta with power and authority (partnership and other) to own and lease its properties and to conduct business as the same exists. Seller is duly qualified to do business as a foreign corporation in all states in which the nature of the Business requires such qualification and the failure to do so would have a material adverse effect on the Purchased Assets.

         Section 4.2 Authorization. Each of the Seller Parties has full corporate or partnership power and authority under its charter and by-laws, or partnership agreement and its board of directors and shareholders (to the extent required), or, in the case of Dan Can, its partners have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein, and to take all actions required to be taken pursuant to the provisions hereof. This Agreement constitutes the valid and binding obligation of each of the Seller Parties enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally.

         Section 4.3 Non-Contravention. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein, does or will violate or result in a breach of, or require notice or consent under, any law, the charter or by-laws of any Seller Party or any provision of any agreement or instrument to which any Seller Party is a party.

         Section 4.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement, or any action taken or contemplated by any Seller Party in connection with this Agreement.

         Section 4.5 Broker Involvement. Except for Simmons & Company, whose fees will be paid solely by Seller, no Seller Party has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

         Section 4.6 Litigation. Except as set forth on Schedule 4.6, there is no investigation, claim or proceeding or litigation of any type pending or, to the best knowledge of the Seller Parties, threatened against the Seller Parties involving any Purchased Asset or that might have a material adverse effect on Seller, Dan Can or Buyer as the owner of any Purchased Asset, and there is no judgment, order, writ, injunction or decree of any court, government or governmental agency, or arbitral tribunal against Seller, Dan Can or that might have a material adverse effect on Seller, Dan Can or Buyer as the owner of any Purchased Asset.

         Section 4.7 Title. Except as set forth on Schedule 4.7, and for Permitted Liens (as defined below), Seller, Daniel or Dan Can is the true and lawful owner of the Purchased Assets, free and clear of any and all liens, encumbrances, mortgages, options, security interests, restrictions, liabilities, pledges and assignments of any kind, and have the full right to sell and transfer to Buyer good and indefeasible title to the Purchased Assets, free and clear of any and all liens and encumbrances of any nature or description. Except as set forth on Schedule 4.7 and for Permitted Liens, or liens or encumbrances granted or effected by Buyer, the delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and indefeasible title to the Purchased Assets in Buyer, free and clear of all liens and encumbrances of any nature or description.

         Buyer has heretofore obtained a commitment (the "Title Commitment") for an Owner's Policy of Title Insurance in the form promulgated by the State of Texas covering the Houston Facility, such Title Commitment issued by Chicago Title Insurance Company, 909 Fannin, Suite 100, Houston, Texas (Attention:
Janet Karr, 695-1411) together with legible copies of all instruments constituting exceptions and referenced in Schedule B and C of the Title

Commitment. After the Survey (hereinafter defined) has been obtained, Seller shall cause said Title Commitment to be revised to reflect matters shown on the Survey to evidence the insurer's willingness to delete or limit to the satisfaction of Buyer the standard exception for accuracy of Survey and to commit to insure all easements benefitting the parcels. Seller shall pay the costs for such title insurance commitment, as well as the costs of the Owner's Policy of Title Insurance to be issued on the Closing Date, including the additional premium associated with insuring the accuracy of the Survey.

         Seller shall, at its expense, furnish Buyer at least two (2) days prior to the Closing Date a current, accurate survey (the "Survey") of the Houston Facility, which Survey shall have been prepared and certified by Bowes & Assoc. Land Surveyors, Inc. as complying with the requirements for Category 1A, Condition II Land Title Survey showing access, the location and dimension of all easements, buildings, improvements, encroachments, if any, together with the legal descriptions of said real estate, certified to Buyer, Seller and Lenders designated by Buyer, and to the title insurance company, and which Survey shall otherwise be reasonably acceptable to Buyer and to the title insurance company in form and substance.

         Unless otherwise agreed by Seller and Buyer, the metes and bounds description contained in the Survey shall be the legal description contained in the Title Commitment and the documents employed to convey the Houston Facility from Seller to Buyer.

         Buyer shall have the period from the date on which the Survey is furnished to it until (i) the Closing Date (as the same may be extended from time to time), or (ii) two days thereafter, whichever is the earliest, within which to notify Seller in writing of any objections which Buyer has to any matters shown on Schedule B to the Title Commitment (as the same may be revised following receipt of the Survey) or the Survey. Buyer shall not be required to object to any matters shown on Schedule C to the Title Commitment, it being understood that Buyer has objected to such matters set forth on said Schedule
C. In the event that Seller fails, by the Closing Date (as the same may be extended), to cure any objections raised by Buyer, then Buyer shall be permitted, at its option, to (i) waive such objections, (ii) extend the Closing Date and/or extend the time in which Seller may cure such exceptions; provided, however, that in no event shall Seller be required to cure such objections,
(iii) cure such objections and deduct the reasonable cost of doing so from the Cash Purchase Price, up to but not to exceed $25,000, or (iv) terminate this Agreement. Any objections waived by Buyer, as well as the standard exceptions, and any matters shown on Schedule B to the Title Commitment which are not objected to by Buyer, are herein collectively called the "Permitted Encumbrances".

         Section 4.8 Continuity Prior to Closing Date. Except as set forth on Schedule 4.8 or as contemplated by this Agreement, from March 30, 1995 to and including the date hereof, the Seller has not, and as of the Closing Date will not have, conducted the Business otherwise than in the usual and customary manner and in the ordinary course of business, consistent with its past practice, and there has not been:

                 (a) except for liens or security interests arising pursuant to after-acquired property provisions of existing loan or security agreements, deeds of trust or mortgages, all of which will be released as of the Closing Date, any sale, lease, distribution, transfer, mortgage, pledge or subjection to lien of Seller's assets, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business and the creation of liens for taxes not yet due and payable, materialmen's, mechanic's, workmen's, repairmen's or other like liens ("Permitted Liens") arising against Seller, Dan Can or the Purchased Assets in the ordinary course of business, in each case with respect to obligations or claims which are either not delinquent, except in the case of accounts payable, or are being contested in good faith and by appropriate proceedings conducted with due diligence;

                 (b) any material transaction by Seller not in the ordinary and usual course of business;

                 (c) any damage, destruction or loss to any of the Purchased Assets used in the Business, having a fair market value of $1,000 per item or $25,000 in the aggregate whether or not covered by insurance;

                 (d) a termination, or a threatened termination, or material modification by any third party, in each case not in the ordinary course of business, of the relationship of Seller with any customer or supplier, who accounted for in excess of $25,000 of sales or purchases during Seller's last full fiscal year;

                 (e) any change by Seller in accounting methods or principles or the application thereof or any change in Seller's policies or practices with respect to items affecting working capital;

                 (f) any acceleration of shipments, sales or orders or other similar action or any intercompany transaction not in the ordinary course of business consistent with past practice;

                 (g) any bonus payments, salary increases, commission increases or modifications, the execution of any employment agreement, severance arrangement, consulting arrangement or similar document or agreement, or other changes in employee benefits or other compensation;

                 (h) any waiver by Seller of any rights that, singly or in the aggregate, are material to the Business, the Purchased Assets or the financial condition or results of operations of Seller;

                 (i) any labor strikes, union organizational activities or other similar occurrence; or

                 (j) any agreement or commitment by Seller to do or cause to be done any of the foregoing.

         Section 4.9 Contracts and Commitments. Schedule 4.9 lists all agreements, commitments, contracts, undertakings or understandings not listed on Schedules 2.1(d), 2.1(e) or 2.1(h) to which Seller is a party and which relate to the Purchased Assets, including but not limited to trademark, trade name or patent license agreements, service agreements, lease, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements. Seller is not in breach of or default under any agreement, lease, contract or commitment listed in Schedule 2.1(d), 2.1(e), 2.1(h) or 4.9 (collectively, the "Agreements"). Each Agreement is a valid, binding and enforceable agreement of Seller or Dan Can and, to the knowledge of the Seller Parties, except as set forth on
Schedule 4.9 or as would not have a material adverse effect on the Purchased Assets or the Business, there has not occurred any breach or default under any Agreement on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Agreement. Except as set forth on Schedule 4.9 or as would not have a material adverse effect on the Purchased Assets or the Business, there is no dispute between the parties to any Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Agreement. Seller is not a party to any covenant or obligation of any nature limiting the freedom of Seller to compete in any line of business that would be binding on Buyer after the Closing.

         Section 4.10 Trademarks, Trade Names and Intellectual Property. Except for the Excluded Assets, Schedule 2.1(g) contains an accurate and complete list of (i) all patents, pending patent applications and invention memoranda of Seller relating to the Business or Purchased Assets, (ii) all registered United States and foreign trademarks, trade names and logos owned or used by Seller in connection with its Business or Purchased Assets, and all registrations thereof, and (iii) all unregistered United States and foreign trademarks, trade names and logos used by Seller in connection with its business or Purchased Assets. Seller has the right to use all trademarks, trade names, logos, patents, pending patent applications and invention memoranda referred to herein. There is no pending or, to the knowledge of the Seller Parties, threatened action or claim that would impair any such right of Seller.

         Section 4.11 All Assets of Business. The Purchased Assets constitute all assets owned by Seller or used in Seller's Business (other than the Excluded Assets) and are all of the assets needed to operate the Business. All assets and items located on Seller's premises or used in Seller's Business (other than those leased pursuant to the Contracts) are owned by Seller and (other than the Excluded Assets) are being sold pursuant hereto.

         Section 4.12 Financial Records. The financial statements of Seller as of and for the year ended September 30, 1994, and the financial statements for the year ended September 30, 1995 (such 1995 financial statements being referred to herein as the "Financial Statements") were, except for valuation of Inventory, prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition and results of operations of Seller.

         Section 4.13 Condition of Fixed Assets and Inventory. Except for the Repairs, each of the Fixed Assets has been maintained in a manner consistent with the prior three year's past practices, is in good operating condition and repair, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. Except as set forth on Schedule 4.13, items of Inventory are marketable or in the case of raw materials, supplies and work in process suitable and useable for the production or completion of marketable products, for sale in the ordinary course of business at normal mark-ups, none of such items is below standard quality, each item is reflected in the Financial Statements and such Inventory is valued at the lower of cost or market in accordance with generally accepted accounting principles. Schedule 4.13 sets forth a list of certain inventory (the "Scheduled Inventory"). Seller represents that product classes representing at least $3,000,000 of such Scheduled Inventory has had sales since October 1, 1993, and can be sold in the ordinary course of business for at least the aggregate of the lowest sales price for those products received by Seller during the twelve months ending on the Closing Date (provided, however, if there has not been a sale of a particular product in such twelve-month period, it will be the lowest sales prices for such product since October 1,
1993) except for unforeseen price reductions originating with third parties in the market place, and that the remaining Scheduled Inventory can be sold for at least $500,000.

         Section 4.14     No Undisclosed Liabilities.  Except as set forth on
Schedule 4.14, Seller has no material liabilities of any nature, either direct or indirect, matured or unmatured, absolute or contingent, or otherwise, except:

                 (a) those liabilities set forth in the Financial Statements (or set forth in the footnotes thereto) and not heretofore paid or discharged;

                 (b) liabilities arising in the ordinary course of business under any agreement, contract, lease or plan specifically disclosed on any other Schedule or Exhibit or not required to be disclosed hereunder; and

                 (c) those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business since September 30, 1995.

         For purposes of this Section 4.14, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         Section 4.15 Employees and Related Matters. Schedule 4.15 is a complete list of all employees of Seller and employees of Dan Can working out of the Edmonton office and employed in the bolt, gasket and flange business of Dan Can, in each case, listing the title or position held, base salary, most recent salary increase (showing date and amount), any commissions or other compensation paid or payable during the fiscal year ended September 30, 1995, and any terms of any oral or written agreement with any Seller Party or any Affiliate thereof. Also set forth on Schedule 4.15 is a list of contract employees of Seller and Dan Can as of the date hereof.

         Section 4.16 No Material Change. Except to the extent reflected in the Closing Date Balance Sheet, there has been no material adverse change in the Purchased Assets or their value from August 31, 1995 to and including the Closing Date, and no event has occurred of which Seller has knowledge which could be expected to lead to or cause such a material adverse change.

         Section 4.17 Ownership. Daniel owns all the issued and outstanding capital stock of Seller. Seller has outstanding no options or convertible securities or other rights or instruments evidencing, exchangeable for or entitling the holder thereof to acquire any equity interest in Seller.

         Section 4.18     Compliance With Law.  Except as set forth in Schedule
4.18 or Schedule 4.28 and except to the extent any noncompliance or violation would not have a material adverse effect on Seller or the Purchased Assets:
(i) Seller is not in violation of any provision of any law (including any Environmental Law), decree, order, regulation, license, permit, consent, approval, authorization or qualification, including, without limitation, those relating to health, the environment or Hazardous Substances, and Seller has received no notice of any alleged violation of such law, decree, order, regulation, license, permit, consent, approval, authorization or qualification, and (ii) the location, construction, occupancy, operation and use of the Houston Facility and each other Facility does not violate any provision of any law, decree, order, regulation, license, permit, consent, approval, authorization or qualification, or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Houston Facility and each other Facility including, without limitation, those relating to zoning ordinances, building codes, flood disaster laws, the environment or Hazardous Substances, and Seller has not received any notice of any alleged violation of such law, decree, order, regulation, license, permit, consent, approval, authorization or qualification.

         Section 4.19 WARN Act Notices. Any notice required under the Federal Workers Adjustment and Retraining Notification Act ("WARN Act") that is, has been, or will be, required of Seller to its employees or former employees by reason of its obligations under the WARN Act resulting from the transactions contemplated by this Agreement or other circumstances existing on or prior to the Closing Date, has been or will be given by Seller.

         Section 4.20     Government Licenses, Permits and Related Approvals.
Schedule 4.20 hereto sets forth a list of all licenses, permits, consents, approvals, authorizations, qualifications, certificates of occupancy and orders of governmental authorities (other than Environmental Permits) required for the conduct of the Business by Seller or the ownership of any Facility, all of which are either in full force and effect or have been applied for.

         Section 4.21 Taxes. Except as set forth on Schedule 4.21, Seller has caused to be timely filed with appropriate federal, state, local and other governmental authorities all tax returns, information returns or statements and reports ("Tax Returns") required to be filed with respect to the Purchased Assets, Seller's operations, or the conduct of the Business, and has paid or caused to be paid all taxes due with respect thereto, except for taxes which Seller is contesting in good faith. Seller has neither received nor has knowledge of any notice of deficiency or assessment or proposed deficiency or assessment with respect to any of the Purchased Assets, Seller's operations, or the conduct of the Business from any taxing authority, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include or reflect the use and operation of the Purchased Assets, Seller's operations, or the conduct of the Business. There are no assessments against, or to the best knowledge of the Seller Parties, threatened audits of, Seller with respect to taxes that may be asserted against Seller. Seller is not a party to any action or proceeding by any governmental authority for the collection or assessment of taxes. The transactions contemplated hereby qualify as an "occasional sale" under Section 151.304 of the Texas Tax Code.

         Section 4.22 Backlog. Schedule 4.22 sets forth a complete listing of all sales backlog of the Business as of September 30, 1995, including customers, ordered amounts and values of products and projected shipping dates.

         Section 4.23 Safety Reports. Schedule 4.23 sets forth a complete listing of all injury reports, worker's compensation reports and claims, safety citations and reports by any governmental agency, OSHA reports and all documents relating to any of the foregoing relating to the Business since January 1, 1994.

         Section 4.24 Investment Intention. The Seller Parties are acquiring the Notes hereunder for investment, solely for their own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

         Section 4.25 Transactions with Certain Persons. Except as set forth on Schedule 4.25, during the period from August 31, 1995 through November 20, 1995, Seller has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, any Affiliate, hereinafter defined. At the Closing, Seller shall provide a revised
Schedule 4.25 for the period from November 20, 1995 through the Closing Date. Seller does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses (including travel advances) arising in the ordinary course of business not in excess of $5,000 for any single individual), and none of such persons owes any amount to Seller. The term "Affiliate" means, with respect to any natural person, the spouse of such person, the children of such person or such person's spouse, either parent of such person or of such person's spouse, and any sibling of such person or such person's spouse, and with respect to any corporation or other legal entity means any director or officer of such corporation or other legal entity, and any other person, corporation or other legal entity directly or indirectly controlling, controlled by, or under common control with, such corporation or other legal entity. For the purpose of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, corporation or other legal entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, corporation or other legal entity whether through the ownership of voting securities or by contract or otherwise.

         Section 4.26 Accounts Receivable. The Accounts Receivable of Seller and Dan Can purchased by Buyer are valid and genuine, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business, are owned free and clear and not subject to any lien or encumbrance, and, except to the extent an allowance has been provided for in the Closing Date Balance Sheet, are collectible.

         Section 4.27 Disclosure. All schedules to this Agreement are complete and accurate. No representation or warranty by any Seller Party in this Agreement or in any Schedule or Exhibit to this Agreement, or in any certificate or other document furnished to Buyer by any Seller Party pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading.

         Section 4.28     Environmental Laws.

                 (a) Without limiting the scope of Section 4.18 above, except as set forth on Schedule 4.28, which Schedule incorporates by reference the matters disclosed in the Phase I Environmental Site Assessment, Phase II Environmental Site Assessment, and Groundwater Sampling Report prepared by Malcolm Pirnie, Inc. ("Environmental Assessments") and except for matters that would not have a material adverse effect on Seller or the Purchased Assets, neither the Purchased Assets nor the Houston Facility are currently in violation of or subject to (i) any existing, pending or, to the knowledge of Seller, threatened investigation or inquiry by any governmental authority or (ii) any remedial obligations under any Environmental
         Law and this representation and warranty shall continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, known by Seller pertaining to the Houston Facility. Without limiting the generality of the preceding sentence and subject to the same qualifications, (i) Seller has obtained and is in compliance with all of the terms and conditions of all Environmental Permits required with respect to the Purchased Assets and (ii) all of the Purchased Assets and the Houston Facility are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, and dibenzofurans.

                 (b) Except as set forth on Schedule 4.28 (which Schedule incorporates the matters disclosed in the Environmental Assessments), and except for matters that would not have a material adverse effect on Seller or the Purchased Assets:

                          (i) There are not present in, on or under any of the Facilities any Hazardous Substances in such form or quantities as to create any liability or obligation under any Environmental Law, or any other liability for either Buyer or Seller.

                          (ii) None of the Facilities is being used, or has ever been used, in connection with the business of manufacturing, storing, transporting, handling, disposing or treating Hazardous Substances, except in compliance with Environmental Law.

                          (iii) There are no unresolved requests, claims, notices, investigations, demands, administrative proceedings, hearings, or litigation, relating in any way to Seller or any of the Facilities, alleging liability under, violation of, or noncompliance with, any Environmental Law or any license, permit or other authorization issued pursuant thereto, nor, to the knowledge of any Seller Party, is any such matter threatened or impending.

                          (iv) There are no judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions, relating in any way to Seller or the Facilities and based in whole or in part on any Environmental Law, which have not been wholly and completely satisfied, complied with, and discharged.

                          (v) All Environmental Permits necessary for the lawful operation of Seller's Business at any of the Facilities are in Seller's possession and are in full force and effect.

                          (vi) Seller is not aware of any threatened or impending expiration, withdrawal, termination, revocation or material change or limitation in any of the Environmental Permits described in paragraph (v) above.

                          (vii) All reports, filings, applications and requests required by any Environmental Law with respect to the Facilities have been duly made.

                          (viii)  There are not now, nor, to Seller's
                 knowledge, have there ever been in the past, any underground or above-ground storage tanks on the Facilities which contain or did contain any Hazardous Substances.

                          (ix)    None of the Facilities is or, to the
                 knowledge of Seller, ever has been listed on the National Priorities List, the Comprehensive Environmental

                 Response, Compensation and Liability Information System (CERCLIS), or any similar federal, state or local list, schedule, log, inventory or database.

                          (x) Seller has made available to Buyer for Buyer's inspection and review all reports, licenses, permits, authorizations, disclosures and other documents which describe the status of any of the Facilities with respect to any Environmental Law.

         As used in this Agreement, "Environmental Law" means any federal, state, foreign, or local law, statute, ordinance, regulation or rule of common law pertaining to human health, or environmental conditions, including, without limitation (i) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, ("RCRA") (42 U.S.C. Section 6901 et seq.), (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the SuperFund Amendments and Reauthorization Act of 1986 ("CERCLA") (42 U.S.C. Section 9601 et seq.), (iii) the Clean Water Act (33 U.S.C. Section 1251 et seq.), (iv) the Toxic Substance and Control Act (15 U.S.C. Section 2601 et seq.), (v) the Clean Air Act (42 U.S.C. Section 7401 et seq.), (vi) the Texas Solid Waste Disposal Act (V.T.C.A. Health and Safety Code, Section 361.001 et seq.), and Texas Water Code (V.T.C.A. Water Code Section 26.001 et seq.), (vii) all regulations promulgated under any of the foregoing, and (viii) any other federal, state, local or foreign law (including any common law), statute, regulation, or ordinance regulating, prohibiting, or otherwise restricting the placement, discharge, release, threatened release, generation, treatment, or disposal upon or into any environmental media of any substance, pollutant, or waste which is now or hereafter classified or considered to be hazardous or toxic to human heath or the environment. "Environmental Law" does not include the Occupational Safety and Health Act or any other federal, state, foreign or local law, statute, ordinance, regulation or rules of common law governing worker safety or work place conditions.

         As used in this Agreement, "Hazardous Substance" means any hazardous or toxic chemical, waste, by-product, pollutant, contaminant, compound, product or substance, the generation, storage, disposal, handling, recycling, release (or threatened release), treatment, discharge, or emission of which is regulated, prohibited or limited under any Environmental Law and shall also include, without limitation, (i) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbon, including any additives or other by-products associated therewith, (ii) asbestos and asbestos containing materials in any form, (iii) polychlorinated biphenyls, (iv) any substance the presence of which on real property (A) requires reporting or remediation under any Environmental Law, (B) causes or threatens to cause a nuisance or poses or threatens to cause a hazard to the health or safety of persons on the property on which such Hazardous Substance is located or on property adjacent thereto or
(C) which, if it migrated from the property on which it is located, could constitute a health or safety hazard to persons on adjacent property, (v) radon, and (vi) urea formaldehyde foam insulation.

         Section 4.29 Change in Use. During each of the five (5) preceding calendar years, the Houston Facility has not received the benefit of, nor been subject to, any special assessments, valuations or tax rates resulting in a reduction in ad valorem taxes that may be subject to recoupment following a change in use or ownership of the Houston Facility.

         Section 4.30 COBRA Notices. Seller has performed or will perform all notice obligations which are COBRA Liabilities and which are required to be performed prior to the Closing Date.

         Section 4.31 Warranty and Return Obligations. Schedule 4.31 is a true and complete description of Seller's warranty obligations, practices and policies for items sold by Seller prior to Closing and Seller's obligations to take returns of items sold by Seller prior to Closing. Seller has complied with such obligations in all material respects for the past three years.

         Section 4.32 Product Liability. Except as set forth on Schedule 4.32, Seller has no knowledge of any liability, or any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability arising out of any injury to individuals or property damage as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

         Section 4.33     Houston Facility; Leases.

                 (a) Schedule 2.1 (i) gives a legal description of the Houston Facility. With respect to the Houston Facility:

                          (i) subject to the Permitted Encumbrances, Daniel has good and indefeasible title to the Houston Facility, free and clear of any Lien (hereinafter defined), except for Permitted Liens, easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                          (ii)    there are no pending or threatened
                 condemnation proceedings, lawsuits, or administrative actions relating to the Houston Facility or other matters affecting adversely the current use, occupancy, or value thereof;

                          (iii) the legal descriptions for the parcels contained in the deeds thereof describe the Houston Facility fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, ordinances, or deed restrictions (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plane or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                          (iv) except as otherwise provided in Schedule 4.18 or Schedule 4.28, all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                          (v) there are no undisclosed leases, subleases, licenses, concessions, or other similar agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Houston Facility;

                          (vi) there are no outstanding options or rights of first refusal to purchase the Houston Facility, or any portion thereof or interest therein;

                          (vii) there are no parties (other than the Seller and its Affiliates) in possession of the Houston Facility;

                          (viii) all facilities located on the Houston Facility are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Houston Facility; and

                          (ix) each parcel of real property constituting the Houston Facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by public right-of-way.

                 (b) Schedule 2.1(h) lists and describes briefly all real property leased or subleased to any of the Seller and its Affiliates necessary in the use and operation of the Business. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 2.1 (h) (as amended to date). With respect to each lease and sublease listed in Schedule 2.1(h):

                          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                          (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                          (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          (iv) no party to the lease or sublease has repudiated any provision thereof;

                          (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                          (vi)    with respect to each sublease, the
                 representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                          (vii) none of the Seller and its Affiliates has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                          (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

                          (x) except as set forth on Schedules 4.7 and 4.14, the owner of the facility leased or subleased has good and indefeasible title to the parcel of real property, free and clear of any Lien, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto; and

                          (xi) prior to the Closing Date Seller will obtain from each lessor of each leased Facility, (i) the written consent of such lessor to assign each such lease to Buyer or Buyer's designated affiliate, and (ii) the written statement of each such lessor that the lease of which it is lessor is in full force and effect, and that the applicable Seller Party is not in default under such lease.

          As used in this Section, "Lien" means any lien, mortgage, pledge, assignment, security interest, charge, claim, or encumbrance of any kind (including any conditional sale or other title retention agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of the foregoing.

         Section 4.34 Future Business. Seller and Daniel agree that for a period of four years subsequent to the Closing they will use their reasonable efforts to purchase, and to require any affiliate of either to acquire, any products required by any such person, that are sold by Buyer as of the Closing Date, at the lowest price offered by Buyer to others.

         Section 4.35 Certificates of Occupancy. Seller has applied, or will apply prior to the Closing, for all certificates of occupancy relating to each Facility.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 The Buyer represents and warrants to each Seller Party the following:

         Section 5.1 Corporate Status and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Texas, with full corporate power and authority under its Charter and by-laws to conduct its business as the same exists on the date hereof and on the Closing Date.

         Section 5.2 Authorization. The Buyer has full corporate power and authority under its Charter and by-laws, and its board of directors has taken all necessary action to authorize the Buyer, to execute and deliver this Agreement, and the Notes, the Deed of Trust, the Security Agreements, the Subordination Agreement (herein collectively the "Note Documents") and the other exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by the Buyer pursuant to the provisions hereof and thereof, and this Agreement, the Notes, the Deed of Trust, the Security Agreements, and the Subordination Agreement, when executed and delivered will constitute the valid and binding obligation of the Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally.

         Section 5.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement, the Note Documents or any documents executed in connection herewith or therewith, nor the consummation of the transactions contemplated herein or therein, does or will violate, or result in breach of or require notice or consent under any law, the charter or bylaws of the Buyer, or any provision of any agreement or instrument to which the Buyer is a party.

         Section 5.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or the Note Documents or any action taken or contemplated by the Buyer in connection with this Agreement.

         Section 5.5 Broker Involvement. No investment banker, broker or finder has acted directly or indirectly for Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated hereby. No investment banker, broker, finder or other person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any of its Affiliates. Buyer agrees to indemnify and hold Seller and its Affiliates harmless from and against any and all claims, liabilities and obligations with respect to all fees, commissions or expenses asserted by any person on the basis of any act, statement, agreement or commitment alleged to have been made by Buyer or any of its Affiliates with respect to any such fee, expense or commission.


                                   ARTICLE VI

                                   COVENANTS

         Section 6.1 Regular Course of Business. From and after the date hereof and until the occurrence of the Closing or the termination of this Agreement, the Seller shall, subject to the terms of this Agreement, carry on its business diligently and substantially in the same manner as it has been carried on for the last twelve months and shall not make or institute any unusual or material change in its methods of manufacture, purchase, sale, management, marketing, accounting, investment of funds, or operations without the prior written consent of Buyer which consent shall not be unreasonably withheld. Unless otherwise consented to in writing by Buyer, which consent shall not be unreasonably withheld, or except as contemplated by this Agreement, the Seller shall:

                 (a) Continue its normal maintenance procedures with respect to its assets;

                 (b) Maintain insurance upon the assets of the Seller with respect to the conduct of the Business in amounts and kinds comparable to that in effect on the date hereof;

                 (c) Use its reasonable efforts to preserve the present business organization of the Seller intact, to keep available the services of the present officers and employees, and to preserve the present relationships of the Seller with customers, suppliers and employees thereof;

                 (d) Maintain the books, accounts, and records of the Seller in the usual, regular, and ordinary manner, on a basis consistent with prior years, endeavor to comply with all laws, rules, and regulations applicable to the Seller and to the conduct of its business, and perform all of the obligations of the Seller without default;

                 (e) Not make any amendment to the Articles of Incorporation or Bylaws of the Seller, enter into any merger or consolidation with any person or entity, or make any sale of the assets of the Seller (except Inventory in the ordinary course of business);

                 (f) Not make any change in the number of shares of the capital stock of the Seller issued and outstanding; not grant or issue any option, warrant, call, right, or commitment with respect to such stock; not issue any equity security of any kind; not enter into any agreement of any kind obligating the Seller to issue any shares of its capital stock; and not issue any other securities or evidences of indebtedness convertible into capital stock of the Seller;

                 (g) Not declare, pay, or make any dividend or other distribution or payment in respect of the shares of capital stock of the Seller or redeem any of the shares of its capital stock;

                 (h) Except as required pursuant to existing or proposed contracts or agreements described on Schedule 2.1(d), (i) not make any increase in the compensation payable or to become payable by the Seller to any director, officer, or employee of the Seller, (ii) not make any amendment of any employee benefit plan of the Seller, except as required by law, and (iii) not enter into any employment agreements or other contracts or arrangements with respect to the performance of personal services;

                 (i) Not make any investment of a capital nature outside of the normal and ordinary course of business of the Seller as presently conducted or consistent with past practices;

                 (j) Not enter into any contract or commitment or engage in any transaction which is not in the normal and ordinary course of business of the Seller as presently conducted or consistent with past practices;

                 (k) Use its reasonable efforts not to permit any event to occur which would result in any of the representations or warranties contained in this Agreement not to be true and correct;

                 (l) Not make any material change in any of the Contracts of the Seller except in the normal and ordinary course of business of the Seller as presently conducted or consistent with past practices;

                 (m) Substantially perform all of the obligations of the Seller required to be performed during such period under each of the Contracts and commitments of the Seller;

                 (n) Not borrow any money, incur any liability or indebtedness, or make any payment, except in the normal and ordinary course of business of the Seller as presently conducted or consistent with past practices;

                 (o) Not dispose of or contract to dispose of any property of the Seller except in the normal and ordinary course of business of the Seller as presently conducted or consistent with past practices;

                 (p) Not enter into any lease or contract for the purchase or lease of real estate;

                 (q) Not form or cause to be formed any subsidiary of the Seller;

                 (r) Not issue, sell, or purchase any shares of stock, bonds, notes, or other securities;

                 (s) Except in the normal and ordinary course of business of the Seller as presently conducted or consistent with past practices, not pay any obligation or liability other than current liabilities, not waive or compromise any right or claim, and not cancel, without full payment, any note, loan, or other obligation owing to the Seller, or enter into any agreement or commitment to do any of the foregoing; and

                 (t) Not offer, directly or indirectly, the Purchased Assets for sale to any person other than Buyer nor enter into negotiation with any other party for the disposition of the Purchased Assets.

         Section 6.2 Employees. At the Closing, Seller will pay its employees all amounts due them (including, without limitation, on account of vacation pay and severance), and shall pay all health claims incurred on or before the Closing for such employees when and as the same become due. The provisions of this Agreement are for the benefit of the Buyer only, and no employee of any Seller Party or any other person shall have any rights hereunder.

         Section 6.3 Notices and Consents. The Seller will give any notices to third parties, and the Seller will use reasonable efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in this Agreement. Each of the parties will give any notices to, make any filings with, and use reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in this Agreement.

         Section 6.4 Third Party Consents. Seller and Buyer shall use their reasonable efforts to obtain the consents of third parties as are necessary for the assignment of the Purchased Assets to Buyer. To the extent that any of the Purchased Assets are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained, such assets shall be held by Seller in trust for Buyer and all benefits and obligations derived thereunder shall be for the account of Buyer; provided that where entitlement of Buyer to those Purchased Assets is not recognized by any third party, Seller shall, at the request of Buyer, enforce in a reasonable manner, for the account of Buyer, any and all rights of Seller against the third party.

         Section 6.5 Further Assistance. Seller shall execute and deliver to Buyer, at Closing or thereafter, any other instrument which may be requested by Buyer and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to transfer any Purchased Assets identified after Closing.

         Section 6.6 Tax Returns. Seller shall duly file all tax returns related to taxes of any nature with respect to the Business or the Purchased Assets for all periods ending on or prior to the Closing Date and pay all taxes due with respect to such periods. Seller shall remain responsible for, and pay to Buyer upon receipt of invoice therefor, its pro-rata share of the personal property and real estate taxes shown thereon for 1995 (other than any thereof that are Accrued Liabilities). The parties agree to file an election under
Section 167 of the Excise Tax Act (Canada) such that no Goods and Services Tax ("GST") will be payable upon the transfer of the Canadian assets from Dan Can to Purchaser.

         Section 6.7 Employee Termination; COBRA Matters. On or prior to January 1, 1996, Buyer agrees to secure, for the benefit of employees of Seller and Dan Can who become employees of Buyer on or after the Closing Date, health, life insurance, dental and major medical plans that provide substantially similar benefits as those provided by the Seller's and Dan Can's plans referred to in Section 3.3(b) hereof, which plans of Buyer shall have no exclusion or minimum qualification period for pre-existing conditions. Buyer further agrees to forward copies of such plans or specimen plan documents to Seller on or prior to January 1, 1996. From the Closing Date to January 1, 1996, Buyer will not terminate any of its employees who were employed by Seller or Dan Can immediately prior to the Closing, except for cause and upon prior written notice to Seller.

         Section 6.8 Transition Employees, etc. For a period of two months following the Closing Date, Seller shall make available to Buyer, at Seller's expense, the services of the employees of Seller listed on Schedule
6.8 hereto (provided that they continue to be employees of Seller or Daniel) during regular business hours, including physical visits by such persons to the Houston Facilities, up to a maximum of 16 hours per week per individual. For a three month period following the Closing Date, Seller agrees to cooperate with Buyer with respect to providing information not included in the Purchased Assets that is required by Buyer to operate the Purchased Assets; provided, however, that any information or assistance requested by Buyer shall be provided by Seller or its employees at Seller's reasonable convenience and shall in no way unreasonably disrupt the ongoing operations of Seller or Daniel or the day-to-day duties of their employees. Buyer shall be entitled to use the assistance of employees and systems of Seller's computer services in Canada for a period not to exceed six months following the Closing Date and will pay in cash to Seller a mutually acceptable fee for such services. In addition, until August 15, 1996, Buyer will be entitled to store Inventory at Seller's leased facility on Jensen Drive, Houston, Texas, at no charge.

         Section 6.9 Representation Agreements. Seller agrees that on or before the Closing Date, it will give written notice of cancellation of all agency and other representation agreements to which it is a party or otherwise bound with respect to sales of its Inventory, except for the agreement relating to the representation of the Seller's products with Mr. Jack Jerry of Jerry Co.

         Section 6.10 Necessary Certificates. Seller shall be responsible for the costs of obtaining any necessary permit, consent, approval, authorization, qualification, or certificate of occupancy, required for the conduct of the Business by Seller or its ownership or operation of the Business at any Facility.

                                  ARTICLE VII

                                INDEMNIFICATION

         Section 7.1      Seller's Indemnity Obligations.

                 (a) General. Each Seller Party, jointly and severally, shall indemnify and hold Buyer (including its affiliates, controlling persons, officers, directors, shareholders, employees and agents, and their respective heirs, legal representatives, successors and assigns) from and against any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by Buyer as a result of (1) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by any Seller Party in this Agreement, (2) any violation, breach or default by any Seller Party of or under any covenant made or undertaken under the terms of this Agreement, (3) any Retained Liability, (4) any product liability claims with respect to (i) products sold by Seller prior to the Closing Date or (ii) Inventory that has been manufactured, assembled and tested as of the Closing, and (5) any debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, that are not expressly assumed by Buyer in this Agreement; provided, that the Seller Parties, collectively, shall not have any obligation to indemnify Buyer from and against any Indemnified Amounts for matters set forth in clauses (1), (2), (4) or (5) above until Buyer has suffered losses by reason of (i) any such matter in excess of $5,000 or (ii) all such matters in excess of $30,000 (after either of which point the Seller Parties will be obligated to provide indemnification from and against the full amount of Indemnified Amounts).

                 (b) Environmental. The sole indemnity obligation of the Seller Parties with respect to any Environmental Claim or any other matter arising under or related to any Environmental Law is set forth in this Section 7.1(b).

                          (i) Subject to paragraph (iii) below, the Seller Parties, jointly and severally, shall protect, defend, indemnify, and hold harmless Buyer (including its officers, directors, shareholders, agents and employees and their respective heirs, legal representatives, successors and assigns. Buyer and all such other persons and entities being referred to herein individually as an "Indemnitee" and collectively as "Indemnitees") from and against all Costs, which at any time may be imposed upon any Facility, the Indemnitees, or any of them, arising out of or in connection with (1) any failure to comply with Requirements of Environmental Law; (2) Environmental Claims; (3) the failure of the Seller Parties, to obtain, maintain, or comply with any Environmental Permit required for operation of any Facility; (4) the failure of the Seller Parties to comply with the terms and provisions of the Environmental Remediation Agreement, in substantially the form attached hereto as Exhibit "B"; and/or (5) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by any Seller Party in Section 4.28 of this Agreement.

                          (ii) Without limiting the obligations of the Seller Parties in subparagraph (i), in the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the "Remedial Work") is necessary or desirable as defined in this Agreement, the Seller Parties shall commence and complete, at the sole cost and expense of Seller Parties, all such Remedial Work in a reasonable, timely and professional manner, consistent with standard industry practices and in compliance with applicable Requirements of Environmental Law. All Remedial Work shall be performed by one or more contractors, approved in advance in writing by Buyer, which approval shall not be withheld unreasonably. Any Indemnitee, at its own cost and expense, shall have the right to monitor or review such Remedial Work. In the event the Seller Parties shall fail to commence, or cause to be commenced, or fail to diligently complete, such Remedial Work, Buyer may, but shall not be required to, cause such Remedial Work to be performed and all Costs shall become an Environmental Claim hereunder. As used herein, Remedial Work shall be deemed "necessary or desirable" if contamination of the soil, groundwater or other affected media by a Hazardous Substance exceeds the concentration or level of such Hazardous Substance which is permitted to remain in the affected media under Risk Reduction Standard Number 2 as promulgated by the Texas Natural Resource Conservation Commission ("TNRCC") (30 Tex. Admin. Code Sections 335.555 through 335.566 and other applicable provisions) as such standard may be modified from time to time unless a different or more stringent standard is imposed by the TNRCC or other governmental authority having jurisdiction over the Remedial Work. However, the use of Risk Reduction Standard Number 2 as a standard under this Agreement for determining that Remedial Work is "necessary or desirable" does not preclude the use of either Risk Reduction Standard Number 1 or Risk Reduction Standard Number 3 for purposes of completing the Remedial Work, provided that Seller Parties shall remain responsible for any and all post closure care, monitoring or engineering controls required by the TNRCC in connection with a Risk Reduction Standard Number 3 closure.

                          (iii) Notwithstanding anything to the contrary set forth in this Agreement, the liability of the Seller Parties under this Agreement shall arise only from the matters described in (i) above which occur or are in existence on or prior to the Closing Date or which constitute a failure of the Seller Parties to comply with the terms and provisions of the Environmental Remediation Agreement.

                          (iv) This Indemnification, and all rights and obligations hereunder shall survive (1) the Closing; (2) acquisition of any Facility by Buyer; and (3) transfer of all of Buyer's rights in any Facility.

                          (v) Nothing contained in this Agreement shall prevent or in any way diminish or interfere with any rights or remedies, including, without limitation, the right to contribution, which any Indemnitee may have against the Seller Parties or any other party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. Section 9601, et seq.), as it may be amended from time to time, or any other applicable federal, state, foreign or local laws, or the common law, all such rights being hereby expressly reserved.

                          (vi) The obligation of the Seller Parties to indemnify Buyer or any other Indemnitee for environmental matters shall be limited to Costs arising out of or in connection with (a) matters discovered by Buyer in connection with the normal and customary operations of the Business (including without limitation any expansion thereof), (b) matters discovered as a result of environmental assessment activities required by a third party, including any lender of Buyer or (c) a claim or demand by a governmental authority or third party, which claim or demand does not originate or result from the actions of Buyer except as otherwise provided in subsection (a) or (b) hereof.

                 (c) Binding Effect This Indemnification shall run with each of the Facilities and constitute the binding obligation of all parties having a legal ownership interest in any of the Facilities (as distinguished from only an equitable or mortgage interest or any interest of a secured creditor including as an owner). All such parties shall be deemed a Seller under this Agreement. This Agreement or a memorandum thereof, at Indemnitee's option, may be placed of record against any of the Facilities to impart notice of this Agreement to all parties in ownership of any of the Facilities.

                 (d) Liability of Seller. The liability of the Seller Parties under this Agreement shall in no way be limited or impaired by the provisions of any other documents executed in connection with this transaction. In addition, the liability of the Seller Parties under this Agreement shall in no way be limited or impaired by any sale, assignment, or transfer of all or any part of any of the Facilities or any interest therein.

                 (e) Waiver. The Seller Parties agree that any payments required to be made hereunder shall become due on demand. The Seller Parties expressly waive and relinquish all rights and remedies accorded by applicable law to indemnitors or guarantors, except any rights of subrogation that the Seller Parties may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever that may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights, including, without limitation, any claim that such subrogation rights were abrogated by any acts or omissions of Buyer.

                 (f) Definitions. For purposes of this Indemnification, the following terms shall have the following meanings:

                          (i) "Environmental Claim" shall mean a claim, demand, action, cause of action, suit, loss, cost, damage, fine, penalty, expense, liability, judgment, proceeding, or injury asserted or incurred for (1) the presence of Hazardous Substances at, on, under or within any Facility on the Closing Date; (2) any Hazardous Substances at, on, under or within any Facility as of the Closing Date which migrate from any Facility after the Closing Date; (3) the removal, remediation or containment of Hazardous Substances existing on the Closing Date at, on or under or within any Facility or any property located adjacent thereto onto which such Hazardous Substances have migrated from the Facility; and (4) a third party claim for personal injury or property damage arising from or related to the use, release or disposal of Hazardous Substances at any Facility or at an offsite disposal site occurring prior to the Closing Date.

                          (ii) "Environmental Permit" means any permit, license, approval, or other authorization with respect to any activities, operations, or businesses conducted by Seller on or in relation to the Facility under any applicable Environmental Law.

                          (iii) Except as provided in the Environmental Remediation Agreement in substantially the form attached as Exhibit "B", "Costs" shall mean all liabilities, losses, costs, damages, expenses, claims, attorneys' fees, experts' fees, consultants' fees and disbursements of any kind or of any nature whatsoever. For the purposes of this definition, such losses, costs and damages shall include, without limitation, remedial, removal, response, abatement, cleanup, legal, investigative and monitoring costs and related costs, expenses, losses, damages, penalties, fines, obligations, defenses, judgments, suits, proceedings and disbursements.

                          (iv) "Requirements of Environmental Law" means all requirements imposed under Environmental Law.

         Section 7.2 Buyer's Indemnity Obligations. Buyer shall indemnify and hold each Seller Party (including their affiliates, controlling persons, officers, directors, employees or agents) harmless from and against any and all Indemnified Amounts incurred by such Seller Party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations or warranties made by Buyer in this Agreement, the Notes, the Security Agreements or the Deed of Trust, (b) any violation, breach or default by Buyer of or under any covenant made or undertaken by it under the terms of this Agreement, the Notes, the Security Agreements or the Deed of Trust, (c) the presence, remediation or clean-up of, or exposure to, Hazardous Substances relating to or located at, on, within or under the Purchased Assets or any Facility or any failure to comply with Requirements of Environmental Law to the extent that the same is based upon any act or omission of any party except Seller Parties or their contractors or agents occurring after the Closing Date, (d) any Assumed Liabilities or (e) the operation of the Business or the Purchased Assets following the Closing (except to the extent such claim or liability constitutes a Retained Liability or is subject to indemnification by Seller hereunder); provided, that Buyer shall not have any obligation to indemnify the Seller Parties from and against any Indemnified Amounts for matters set forth in clause
(a), (b), (c) or (e) above until the Seller Parties shall have, collectively, suffered losses by reason of (i) any such matter in excess of $5,000, or (ii) all such matters in excess of $30,000 (after either of which point the Buyer will be obligated to provide indemnification from and against the full amount of Indemnified Amounts.)

         Section 7.3 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third Party Claim, and the basis of the Indemnified Party's request for indemnification under this Agreement.

                 Within 20 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim.

                 If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period, the Indemnified Party shall give the Indemnifying Party an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and if litigation ensues, to defend the same with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party's expense, and the Indemnified Party shall extend reasonable cooperation in connection with such defense. The Indemnified Party shall be entitled to participate in, but not to control, the defense of any Third Party Claim resulting in litigation, at its own cost and expense; provided, however, that if the parties to any suit or proceeding shall include the Indemnifying
         Party as well as the Indemnified Party and the Indemnified Party shall have been advised by counsel that one or more legal defenses may be available to it that may not be available to the Indemnifying Party resulting in a conflict of interest, then the Indemnified Party shall be entitled to participate in the defense of such suit or proceeding along with the Indemnifying Party, but the Indemnifying Party shall be obligated to bear the reasonable fees and expenses of one counsel of the Indemnified Party, which shall be selected by the Indemnified
         Party and reasonably acceptable to the Indemnifying Party. If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and the Indemnifying Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnified Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred or amounts paid in connection therewith. If the Indemnifying Party disputes its potential liability to the Indemnified Party within the Election Period, then the Indemnified Party shall be entitled to assume control of such negotiations or defense of action and the liability for the expense thereof, as well as any liability with respect to such Third Party Claim, shall be determined as provided in
         Section 7.4 below. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any Third Party Claim which would or might result in any liability to the other party under this Article VII without the written consent of such other party.

                 (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

         Section 7.4 Arbitration of Disputes. If the Indemnifying Party disputes, either as to the amount or liability, that any claim described in a Claim Notice or an Indemnity Notice, as the case may be, is covered by such Indemnifying Party's covenant to indemnify contained in this Article VII, then the Indemnifying Party and the Indemnified Party agree to promptly negotiate in good faith to resolve their differences and to mutually agree upon an amount (an "Agreed Amount"), if any, owed to Indemnified Party by the Indemnifying Party hereunder. If Indemnifying Party and Indemnified Party fail to agree within 30 days thereafter, the dispute shall be resolved (a "Final Determination") by binding and final arbitration conducted in

Houston, Texas by three arbitrators in accordance with the rules of commercial arbitration of the American Arbitration Association. Subject to the foregoing, either Party may give notice of arbitration, which notice shall name an arbitrator. Within ten days after the receipt of such notice, the other Party shall name the second arbitrator, or failing to do so, the arbitrator named in such notice shall name the second. The two arbitrators so appointed shall name the third. Notwithstanding the foregoing, if the Parties mutually agree, any dispute subject to arbitration hereunder may be heard and determined by a single arbitrator selected by the Parties. Each arbitrator selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the question submitted and shall render their decision within 45 days after appointment of the third arbitrator. If within such period a decision is not rendered by the arbitrators, or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either Party. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the Parties hereto as to the questions submitted, and the Parties hereto agree to abide by and comply with such decision. Any amount which is described in a Claim Notice which is not disputed by the Indemnifying Party shall be paid promptly (in cash or by offset, if applicable) upon receipt of the Claim Notice by the Indemnifying Party.

         Section 7.5      General.  The rights of the parties to
indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives.

         Section 7.6 Right of Offset. Each of the Notes is subject to offset in whole or in part by any amounts due from any Seller Party to Buyer, based on any Final Determination or any non-disputed Claim Notice, in accordance with the terms of this Agreement. Any sale or assignment or other transfer of either of the Notes shall be expressly subject to Buyer's rights of offset, each of such Notes shall bear an appropriate legend referencing Buyer's rights of offset pursuant hereto, and any such buyer, assignee or other transferee of either of the Notes shall execute an agreement satisfactory to Buyer in the exercise of its reasonable judgment agreeing to Buyer's continued right of offset.

         Section 7.7      Survival of Representations.

                 (a) The representations and warranties of the Seller Parties in Sections 4.1, 4.3, 4.4, 4.6, 4.8, 4.10, 4.11, 4.12, 4.14,
         4.15, 4.16, 4.19, 4.20, 4.21, 4.23, 4.24, 4.26, 4.27, 4.30, 4.31,
         4.32, and 4.35 shall expire upon the second anniversary of the Closing Date. All other representations and warranties shall survive for the maximum period permitted by applicable law, provided that if a claim has been made with respect to a breach of a representation or warranty prior to the expiration thereof, and such claim has not been finally resolved as of the expiration thereof, such representation or warranty shall survive until the final resolution of such claim.

                 (b) The representations and warranties of the Buyer in Sections 5.1, 5.3 and 5.4, shall survive Closing and will expire upon the second anniversary of the Closing Date. All other representations and warranties shall survive for the maximum period permitted by applicable law, provided that if a claim has been made with respect to a breach of a representation or warranty prior to the expiration thereof, and such claim has not been finally resolved as of the expiration thereof, such representation or warranty shall survive until the final resolution of such claim.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO CLOSING: TERMINATION

         Section 8.1      General Conditions Precedent.

                 (a) Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

                          (i)     Representations and Warranties.  The
                 representations and warranties of each Seller Party under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

                          (ii) Observance and Performance. Each Seller Party shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by either of them prior to or as of the Closing Date.

                          (iii) No Adverse Change. There shall have occurred no material adverse change in the Purchased Assets as a whole or in the Business, financial condition, prospects, operations of the Business or results of operations since September 30, 1995.

                          (iv) Officers' Certificate. Each Seller Party shall have delivered to Buyer a certificate, dated the Closing Date, executed by the President and the senior financial officer of Seller and certifying to the satisfaction of the conditions specified in Sections 8.1(a) (i), (ii), and (iii).

                          (v) Consents of Third Parties. Buyer shall have received duly executed copies of all material consents and agreements necessary to effect the transfer of the Purchased Assets to Buyer. Buyer hereby agrees to use reasonable efforts to assist Seller in obtaining such consents and agreements.

                          (vi) Legal Opinion. Buyer shall have received an opinion, dated the Closing Date, from Thomas L. Sivak, counsel to the Seller, to the effect that:

                                  (1)      Each of the Seller and Daniel is
                          duly organized, validly existing, and in good standing under the laws of the state of their respective incorporation and each has all corporate power to own all of its properties and assets and to carry on its business as it is now being conducted;

                                  (2)      This Agreement has been duly
                          authorized, executed, and delivered by the Seller and Daniel and constitutes the valid and binding obligation of Seller and Daniel, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights generally, and the effect of general principles of equity, whether applied by a court of law or equity;

                                  (3)      To his best knowledge, no order,
                          authorization, consent, or approval of, or registration, declaration, or filing with, any governmental authority is required in connection with the consummation by the Seller, Daniel of the transactions contemplated by this Agreement;

                                  (4)      The execution, delivery, and
                          performance of this Agreement by the Seller and Daniel and the consummation of the transactions contemplated hereby will not constitute a breach or violation of or default under the Articles of Incorporation or Bylaws of such parties;

                                  (5)      Upon consummation of the
                          transactions which are the subject of this Agreement in accordance with its terms, Buyer will be vested with good and indefeasible title to all of the Purchased Assets, except the Houston Facility, free and clear of any claims, liens, charges, or encumbrances whatsoever, except such liens created by Buyer as a result of the transactions set forth herein and Permitted Liens; and

                                  (6)      Such counsel knows of no suit or
                          proceeding pending or threatened against the Seller other than those listed on Schedule 4.6 which would materially and adversely affect the financial condition, business, or operations of the Seller taken as a whole.

                          (vii) Copies of Documents. Buyer shall have received, to the extent reasonably requested by Buyer, copies of all documents and instruments listed in any of the Exhibits or Schedules to this Agreement.

                          (viii) Closing Documents. Buyer shall have received such bills of sale, assignments and other documents of transfer reasonably required to transfer to

                 Buyer the interests of Seller in the Purchased Assets and the Business consistent with the terms of this Agreement.

                          (ix) No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted, which shall not have been subsequently dismissed, seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages in respect thereof.

                          (x) Proceedings and Documents. All corporate and other proceedings and actions taken, and all certificates, opinions, agreements, instruments and documents to be delivered, in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel.

                          (xi) Real Property Matters. The Buyer shall have received the Title Commitment described in Section 4.7, copies of all instruments referred to in the Title Commitment, and shall have been satisfied that the issuer of the Title Commitment has been paid by Seller to issue, and is irrevocably committed to issue, on the policy of Chicago Title Insurance Company, a Texas Standard Form Owner's Title Insurance Policy, dated as of the Closing Date, subject only to the Permitted Encumbrances and taxes for 1995.

                          (xii) Termination of Financing Statements. If requested by Buyer, Seller shall have received properly executed terminations of all financing statements filed by any person as secured party against Seller as debtor.

                          (xiii) Remediation Agreement. Seller and Buyer shall have entered into an Environmental Remediation Agreement in substantially the form attached hereto as Exhibit "B".

                          (xiv) Governmental Approvals. Each party shall have obtained and made all governmental or other authorizations, approvals, consents, waivers and filings, the lack of which prior to the Closing, under any applicable law, rule or regulation (i) would render legally impermissible the purchase hereunder by Buyer, or the sale hereunder by Seller, of the Purchased Assets or (ii) have a material adverse effect on the Purchased Assets or Buyer.

                 (b)      Conditions to Obligation of Seller to Close.

                          (i)     Representations and Warranties.  The
                 representations and warranties of Buyer under this Agreement shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date.

                          (ii) Observance and Performance. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

                          (iii) Officers' Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by the President and the senior financial officer of Buyer and certifying to the satisfaction of the conditions specified in Sections 8(b)(i) and (ii) hereof.

                          (iv) Legal Opinion. Seller shall have received an opinion, dated the Closing Date, from Winstead Sechrest & Minick P.C., counsel to Buyer, to the effect that:

                                  (1)      Buyer is duly organized, validly
                          existing, and in good standing under the laws of the State of Texas and has all corporate power to own its properties and to conduct its business as it is now being conducted;

                                  (2)      This Agreement, the Notes, the
                          Security Agreements, the Deed of Trust and the Subordination Agreement (the "Purchase Documents") have been duly authorized, executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally, and the effect of general principles of equity, whether applied by a court of law or equity;

                                  (3)      To such counsel's knowledge, no
                          order, authorization, consent or approval of, or registration, declaration or filing with, any governmental authority is required in connection with the consummation by Buyer of the transactions contemplated by this Agreement;

                                  (4)      The execution, delivery and
                          performance by Buyer of the Purchase Documents, the borrowings by Buyer pursuant thereto and the granting of the Liens contemplated thereby, do not violate, result in a breach of, or constitute a default under, the Articles of Incorporation or by-laws of Buyer or, to such counsel's knowledge, any agreement to which Buyer is a party;

                                  (5)      The Security Agreements grant the
                          Seller Parties a valid security interest in the "Collateral" (as defined therein). The filing of Buyer's financing statements in the Office of the Secretary of State of Texas perfects the security interest of the Seller Parties in the Collateral that consists of accounts, general intangibles, inventory, mobile goods and equipment, excluding certificated motor vehicles (as each term is defined in Section
                          9.105 of the Texas Business and Commerce Code) on the date of the filing of such financing statements;

                                  (6)      Such counsel knows of no suit or
                          proceeding pending or threatened against or affecting the Buyer which would materially and adversely affect the financial condition, business, or operations of Buyer upon completion of the transactions contemplated by this Agreement.

                          (v) No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted, which shall not have been subsequently dismissed, seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages in respect thereof.

                          (vi) Governmental Approvals. Each party shall have obtained and made all governmental or other authorizations, approvals, consents, waivers and filings, the lack of which prior to the Closing, under any applicable law, rule or regulation (i) would render legally impermissible the purchase hereunder by Buyer, or the sale hereunder by Seller, of the Purchased Assets or (ii) have a material adverse effect on the Purchased Assets or Seller.

                          (vii) Other Documents and Instruments. Buyer and the other parties thereto shall have executed and delivered to Seller the Notes and the Security Agreements, in substantially the form of each of which is set forth in Exhibit "A" hereto, the Deed of Trust, in substantially the form of which is set forth in Exhibit "C" hereto, the Subordination Agreement in substantially the form of which is set forth in Exhibit "F" hereto and such other financial statements and security documents as may be, in Seller's reasonable opinion, necessary or advisable to effect and perfect Seller's security interest in the Purchased Assets.

                          (viii) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Seller and its counsel.

                          (ix) Credit Agreements. Buyer and its bank lender shall have entered into a Loan Agreement, in substantially the form set forth in Exhibit "G" hereto.

         Section 8.2 Reasons for Termination. This Agreement may be terminated and abandoned upon prompt notice to the other party or parties:

                 (a) By mutual written consent of the parties hereto at any time prior to the Closing;

                 (b) By the Buyer if any of the conditions precedent to Buyer's obligations hereunder as provided in Section 8.1(a) hereof have not been satisfied and have not been waived in writing by Buyer, upon written notice of such termination to the Seller;

                 (c) By Seller if any of the conditions precedent to the obligations of the Seller as provided in Section 8.1(b) hereof have not been satisfied on or prior to the Closing Date and have not been waived in writing by Seller, upon written notice of such termination to Buyer.

                 (d) By either Buyer or Seller if the Closing has not occurred on or before December 10, 1995, provided, however, that no party hereto can so terminate this Agreement if the Closing has failed to occur because of a material default hereunder by such party, or if the parties have not received any required governmental approval.
 .
                 (e) By either Buyer or any Seller Party if any court or governmental agency shall have issued an order, judgment or decree or taken any other action materially challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

         Section 8.3 Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.2, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Section
11.1 and this Article VIII shall survive; provided, however, that if this Agreement is so terminated by one party pursuant to Section 8.2(b) or 8.2(c) because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under any provision of this Agreement, it is expressly agreed and understood that an aggrieved party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired. The remedies specifically provided in this Article VIII shall constitute the exclusive remedies under this Agreement or otherwise for any failure to close or for any termination of this Agreement.

                                   ARTICLE IX

                         ACTIONS TO BE TAKEN AT CLOSING

         Section 9.1 Actions to be Taken by Seller at the Closing. Seller shall take the following actions and shall deliver to Buyer at the Closing:

                 (a) copies certified by its Secretary of resolutions duly adopted by the boards of directors of each of the Seller and Daniel and the partners of Dan Can, and where required, by the shareholders of Seller, authorizing and approving the execution and delivery of this Agreement, including the Exhibits and Schedules hereto, and the consummation of the transactions contemplated herein.

                 (b) bills of sale, in form and substance satisfactory to Buyer, for all personal property constituting a part of the Purchased Assets;

                 (c) assignments, in form and substance satisfactory to Buyer, of all intangibles constituting a part of the Purchased Assets and all contracts, licenses, appurtenances and other rights of Seller relating to the Facilities;

                 (d) with respect to the Houston Facility, a special warranty deed, a form of which is included as Exhibit "D", subject only to the Permitted Encumbrances hereto;

                 (e) with respect to the Houston Facility, a title policy obtained at Seller's sole cost and expense and in Buyer's name, in the form described in Section 4.7 hereof, dated the Closing Date, in the amount reasonably allocable to such parcel (as determined by Buyer), showing Buyer to be the owner in fee simple subject only to Permitted Encumbrances and other exceptions acceptable to Buyer in Buyer's sole discretion, together with any certificate or affidavits required by the title company issuing the title policy, including, without limiting the foregoing, a certificate of non-foreign status and Seller shall deliver such instruments, documents, payments, indemnities, releases and agreements as the title company shall reasonably require in order to issue said policies and endorsements;

                 (f) such other instrument or instruments of transfer as shall be necessary or appropriate to vest in Buyer good and indefeasible title to the Purchased Assets;

                 (g) such keys, lock and safe combinations, back-up computer files, and other similar items as Buyer shall require to obtain full occupation, possession and control of the Houston Facility and the Purchased Assets;

                 (h) an assignment of Leases covering certain of the Facilities, as set forth on Schedule 2.1(h);





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

                 (i) estoppel certificates and consents in form and substance reasonably satisfactory to Buyer executed by the landlords under each of the Leases and by the other parties to the Contracts to the extent received as of the Closing Date; and

                 (j) Pursuant to Article XII hereof, Seller and Daniel shall execute and deliver a Non-Competition Agreement
         ("Non-Competition Agreement") with Buyer in form mutually satisfactory to Buyer and Seller.

         Section 9.2 Actions to be Taken by Buyer at the Closing. The Buyer shall take the following actions at the Closing:

                 (a) The Buyer shall deliver to Seller a copy certified by its Secretary of resolutions duly adopted by its boards of directors authorizing and approving the execution and delivery of this Agreement, the Note Documents and the other exhibits and schedules hereto, the issuance of the Notes, and the consummation of the transactions contemplated herein.

                 (b) Buyer shall make the payment of funds specified for payment at Closing under Section 2.2 above.

                 (c) Buyer shall execute and deliver to Seller the Notes, the Security Agreements, the Deed of Trust, the Subordination Agreement and such other financing statements and security documents as may be, in Seller's reasonable opinion, necessary or advisable to effect and perfect Seller's security interest in the Purchased Assets.

         Section 9.3 Further Assurances. At and after the Closing, at the request of Buyer, Seller shall deliver such further instruments of transfer and take all commercially reasonable action as may be necessary or appropriate (i) to vest in Buyer good and indefeasible title to the Purchased Assets, and (ii) to transfer to Buyer all licenses, agreements and permits necessary for the operation of the Business, and (iii) to aid and assist Buyer in collecting and reducing to possession any or all of the Purchased Assets (including Accounts Receivable).


                                   ARTICLE X

                               COVENANTS OF BUYER

         The parties hereto acknowledge that, in connection with the transactions contemplated by this Agreement, Buyer will enter into a loan agreement (the "Loan Agreement") and promissory note, security agreement, deed of trust, and subordination agreement in favor of Texas Commerce Bank National Association. Buyer agrees with the Seller Parties that it will fully comply with all covenants and agreements undertaken by Buyer in the Loan Agreement and related agreements, as any of such may be amended, modified, waived or otherwise enforced hereinafter.






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

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.1 Confidentiality. After the Closing, Seller will not, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the Business or the Purchased Assets, except as is required in governmental filings or judicial, administrative or arbitration proceedings; provided that Seller may disclose or provide such information to its agents, accountants and attorneys who need to know such information; and provided, further, that Seller shall be liable for any breach of such confidentiality obligations by any such agent, accountant or attorney.

         Section 11.2 Expenses. Except as otherwise provided herein, the Buyer and Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein. Buyer shall pay for all filing fees in connection with the transactions contemplated herein.

         Section 11.3 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

         Section 11.4 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

         Section 11.5 Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person or by any expedited delivery service which provides proof of delivery, upon telecopy, facsimile or similar telecommunication or on the third business day after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows, or in such other manner or to such other address as any party shall hereafter designate by notice in writing to the other parties hereto, viz:

         (a)     If to Buyer to:           DAN-LOC Bolt & Gasket, Inc.
                                           725 N. Drennan
                                           Houston, Texas  77003

                                                   and


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

                                           P.O. Box 292
                                           Houston, Texas  77001-0292

                                           Attn:  Russell E. Ginn


                 With copies to:  (i)      Winstead Sechrest & Minick P.C.
                                           910 Travis, Suite 1700
                                           Houston, Texas 77002

                                           Attn:  Arthur S. Berner


                                  (ii)     CCG Venture Partners, LLC
                                           14450 T.C. Jester Boulevard,
                                           Suite 170
                                           Houston, Texas  77014

                                           Attn:  Mark E. Leyerle

         (b)     If to any Seller
                   Party, to:              Daniel Industries, Inc.
                                           9753 Pine Lake Drive
                                           Houston, Texas  77055

                                           Attn:  W.A. Griffin III

                 With a copy to:           Daniel Industries, Inc.
                                           9753 Pine Lake Drive
                                           Houston, Texas  77055

                                           Attn:  Thomas L. Sivak


         Section 11.6 Successors and Assigns. No party to this agreement may assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the non-assigning party. Any assignment or delegation without any consent contemplated by this Section
11.6 shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, legal representatives and assigns. No third party shall have any rights under any provision hereof.

         Section 11.7 Compliance with Bulk Sales Laws. Buyer and Seller waive compliance with the requirements of any applicable bulk sales laws of any jurisdiction. Each Seller Party shall indemnify Buyer against any and all liabilities or expenses Buyer may incur as a result of any noncompliance by Seller with any bulk sales laws as they relate to this transaction. Buyer will discharge the liabilities it assumes hereunder.


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
         Section 11.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         Section 11.9 Governing Law; Settlement of Disputes. This Agreement and the other documents delivered pursuant hereto and the legal actions between the parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws. All disputes arising out of this Agreement shall be resolved in accordance with the procedure set forth in Section 7.4 hereof.

         Section 11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 11.11 Further Assurances. Each party agrees to execute such further instruments or documents as any other party may from time to time reasonably request in order to confirm or carry out the transactions contemplated by this Agreement.

         Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original but all of which together shall constitute one and the same instrument.


                                  ARTICLE XII

                            COVENANTS NOT TO COMPETE

         Section 12.1     Agreements.

                 (a) Seller and Daniel shall each enter into a Non-Competition Agreement in the form attached as Exhibit "E" hereto.

                 (b) Mr. Pat Bullard shall not compete with Buyer for as long as Bullard is an employee or consultant with or for any of the Seller Parties or their Affiliates.

         Section 12.2 Relinquishment of Name. From the Closing, the Seller Parties each agree to forever forego conducting business operations under the name of "Daniel Industrial, Inc." and "Daniel Bolt & Gasket, Inc." The Seller Parties also agree that Buyer shall be entitled to


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
provide general, and specific notification, that it has acquired certain assets related to the Business of Daniel Industrial, Inc., Daniel Bolt & Gasket, Inc., and the bolt, flange and gasket business of Daniel Bolt & Gasket Ltd. and Daniel Industries Canada.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        DAN-LOC BOLT & GASKET, INC.


                                        By: ______________________________
                                        Name:    Russell E. Ginn
                                        Title:   President


                                        DANIEL INDUSTRIES, INC.


                                        By: ______________________________
                                        Name:    W. A. Griffin, III
                                        Title:   President



                                        DANIEL INDUSTRIAL, INC.


                                        By: ______________________________
                                        Name:    H. G. Schopfer, III
                                        Title:   Vice President



                                        DANIEL INDUSTRIES CANADA


                                        By:      Daniel Bolt & Gasket, Ltd.
                                                 Daniel Flow Products, Ltd.
                                                 Partners

                                        By: ____________________________________
                                        Name:    W. A. Griffin, III
                                                 Authorized Signatory







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